PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT ("Agreement") is made and entered into as of this 13th day of May, 2004, by and between BMZ Generators & Welders, Inc., and Freddy Pereira, both with an address of 412 North Federal Highway, Pompano Beach, FL 33062 (individually, "BMZ" and "Pereira", respectively, and collectively, "Seller"), and Energy & Engine Technology Corporation, with an address of 5308 West Plano Parkway, Plano, TX 75093 ("Buyer").

                           W I T N E S S E T H:

     WHEREAS, Seller presently operates a generator manufacturing and assembly business in Pompano Beach, FL (the "Business"); and

     WHEREAS, Seller desires to sell certain of the assets of the Business to Buyer, and Buyer desires to purchase such assets, on the terms and conditions set forth herein; and

     WHEREAS, among other things, Seller has developed certain technologies for power generators and other power equipment for marine, automotive, military and industrial applications (any and all such technologies, and contracts therefor, are designated as the "Technologies"); and

     WHEREAS, in addition to purchase of hard assets of BMZ, Seller desires to sell, assign, transfer and convey to the Buyer and Buyer desires to buy, pursuant to the terms and subject to the conditions set forth in this Agreement, all of the Technologies and other intellectual property of Seller (the "Intellectual Property") free and clear of all liens, claims, rights, encumbrances or security interests.

     NOW, THEREFORE, in consideration of the premises and mutual covenants, conditions and agreements contained herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:

ARTICLE I: ASSETS TO BE PURCHASED

     1.1 PURCHASE AND SALE OF ASSETS. Upon the terms and subject to the conditions of this Agreement, Seller hereby agrees that on the Closing Date (as hereinafter defined in Section 2.1), Seller shall sell, assign, transfer and convey to the Buyer, and Buyer hereby agrees to purchase, obtain and acquire from Seller, all of Seller's right, title and interest in and to all of the assets, properties and rights (contractual or otherwise) described in this Section 1.1 ("Purchased Assets"), free and clear of any and all liens, claims, rights, encumbrances or security interests.

The Purchased Assets shall comprise the assets listed on Schedule 1.1, which Schedule also covers certain aspects of intellectual property protection. It is hereby acknowledged and agreed that certain of the Purchased Assets are the property of BMZ and others are the property of Pereira. At Closing, Seller shall convey the Purchased Assets to Buyer pursuant to full warranty bills of sale, which shall designate the assets being conveyed by each party, and delineating the portion of the Purchase Price (as defined below) attributable to each.

     1.2 PURCHASE PRICE. In consideration of and in exchange for the Seller's sale, assignment, transfer and conveyance of all of the Purchased Assets, the Buyer hereby agrees to pay or issue the following consideration, totaling $2,000,000.00, to Seller:
                                      1

          A. $500,000.00 in immediately available funds; Seller acknowledges receipt of funds advanced by Buyer to dates set forth on Schedule 1.2 attached. Total funds advanced equals $519,582.00 ($110,000 of which is designated for payment of generators from Bambozzi, and for which Seller has agreed to deliver generators without further payment therefor), and, of this total, $204,470.00 has been sent to Seller as a deposit against the $500,000.00 cash portion of the Purchase Price..

          B. Seller acknowledges that Buyer has advanced $110,000.00 toward generator purchases as shown on Schedule 1.2, and will provide generators for Buyer's AXP 1000 product up to $110,000.00 of value ($590.00 each) without further payment from Buyer.

          C. Buyer shall pay $95,530.00 at closing to Seller. Buyer agrees to pay cash for building improvement to the production facility. Out of this payment, Seller agrees to pay, in cash, for all building improvements and other payments due with respect to the production facility ("Facility"), owned by Pereira, in Contractors Business Park in Pompano Beach, Florida currently being built out by Catalfumo Construction as required by the Catalfumo contract with Pereira up to $200,000.00. Any unused balance of $200,000.00 will be paid to Seller at conclusion of contract.

          D. Upon delivery by Seller to Buyer of a full and complete set of specifications, plans and drawings of the Intellectual Property, $500,000.00 in restricted stock of Buyer (to be valued ("Valuation Discount") at a 15% discount to the average per share published closing price of Buyer's Common Stock for the 5 trading days prior to the date of issuance ("Stock Payment")); and

          E. $1,000,000.00 payable over a period of 5 years from the Closing Date, in $200,000.00 increments (in Buyer's restricted Common Stock at the Valuation Discount) as follows:


                           Amount of Net Income Generated by
                           Buyer's Florida Generator Business
Year:                      Before Income Taxes:
---------------------------------------------------------------
  1                               $150,000.00
  2                               $200,000.00
  3                               $250,000.00
  4                               $300,000.00
  5                               $350,000.00


If, in any year, the target is not met, the payment for that year will not be made. Payment will be made in each year that production under supervision of Seller is sufficient to meet income targets. Stock payment shall not be delayed due to lack of marketing. Production quality and unit cost must meet standards set by mutual agreement of Seller and Buyer.

     1.3 PAYMENT FOR DEVELOPMENT TIME: Seller has assisted Buyer to date with development efforts for the AXP 1000 product. The parties agree that

                                   2

the fair value for such services is $70,000. 50% of the fee has already been paid to Seller in cash, (See Schedule 1.2) and the balance ($35,000) shall be paid in Buyer "S-8" stock on the closing date valued at the closing price of Buyer stock per share on the trading day immediately before the Closing Date.

     1.4 PAYMENTS TO VENDORS: Buyer agrees to reimburse any of Seller's payments to third party vendors for direct costs related to development or production of Buyer's AXP 1000 product incurred prior to closing which have not been included on Schedule 1.2 or otherwise paid by Buyer, upon presentation by Seller to Buyer of written invoices from such vendors.

     1.5 FUTURE BUSINESS OPERATION OF SELLER: Buyer will lease space in the Facility in which to operate its acquired generator business, upon reasonable terms consistent with the local rental market. Terms to be negotiated by Buyer and Seller.

     1.6 BUYER'S RESPONSIBILITY: Buyer, as of the Closing Date, will be responsible for the operating overhead of Seller, including taking over responsibility for the payroll for Seller's employees.

     1.7 NO ASSUMPTION OF OBLIGATIONS. Buyer shall not assume or be obligated under, or become liable for, any debt, liability, contract or obligation whatsoever of Seller or the Business, and Seller shall be responsible for the payment or performance and full discharge of all debts, liabilities, contracts and obligations whatsoever of Seller, including those of the Business accruing prior to the Closing. In particular (and by way only of example and not by way of limitation), Seller shall be and remain solely responsible for, and shall timely pay or perform and discharge, all debts, liabilities, contracts and obligations with respect to the Business:
(i) all trade accounts payable and other accrued expenses; (ii) any tax liability or obligation relating to transactions or periods prior to and including the Closing Date (but excluding any sales, use, transfer or other tax obligation resulting from the transactions contemplated by this Agreement, which Buyer hereby agrees to be responsible for); (iii) any liability or obligation to Seller's employees whatsoever, whether for salaries and wages, sick pay, or any other employee benefit and whether relating to the termination of their employment or otherwise arising, relating to periods prior to and including the Closing; (iv) any legal claim or any other liability or obligation whatsoever incurred by Seller relating to the Business for periods or occurrences prior to and including the Closing or facts existing prior to or on the Closing Date; and (v) any and all warranty claims for Seller products produced, sold and/or delivered to third parties prior to Closing.

     1.8 EMPLOYMENT OF FREDDY PEREIRA. General: Buyer will employ Freddy Pereira as the manager of its Florida business for a period of 5 years, with the compensation described below and subject to other industry standard and customary and usual terms.


Base Salary:   The base salary shall be $6,000 per month.

Increases to
Base Salary:   Triggering Event:                            Monthly Increase:


                                  3

               First month in which 100 AXP 1000 units
               are assembled and ready for shipping            $1,000.00

               First month in which Buyer's Florida
               business achieves "break even"                  $1,000.00

               First month in which 250 AXP 1000 units
               are assembled and ready for shipping            $2,000.00

               First month in which Seller's "next
               generation" generator product is sold
               commercially                                    $2,000.00



ARTICLE II: CLOSING

     2.1 TIME AND PLACE OF CLOSING: Closing Deliveries. The closing of the purchase and sale contemplated herein (the "Closing") shall take place at 10:00 a.m., on June 24, 2004 at the offices of Seller, or such earlier time and date as the parties may agree upon. The date of Closing is hereinafter referred to as the "Closing Date."

At the Closing, Seller and Buyer shall deliver the documents, certificates, agreements and instruments described below:

         A. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

            a. The representations and warranties of Seller made in this Agreement shall be true and correct in all material respects at Closing.

            b. No demand, action, suit, audit, investigation, review, claim or other legal or administrative proceeding (collectively, a "Proceeding") by any nation or government, any state or other political subdivision thereof, including any governmental agency, department, commission, or instrumentality of the United States, any State of the United States or any political subdivision thereof or, any self-regulatory agency or authority (collectively, "Governmental Authority") or other person shall have been instituted or threatened against Seller which seeks to enjoin, restrain or prohibit, or which questions the validity or legality of, the transactions contemplated hereby or which otherwise seeks to affect or could reasonably be expected to affect the transactions contemplated hereby.

            c. Seller shall have performed in all material respects its obligations described in this Agreement

            d. Buyer shall have received from Seller all of the following:

               i. One or more full warranty bills of sale in form and substance satisfactory to Buyer, duly executed by Seller (collectively, the "Bill of Sale"), conveying to Buyer the Purchased Assets free and clear of all pledges, security interests, or other similar liens granted by Seller and free and clear of all other adverse claims of any kind whatsoever known by Seller (collectively, "Encumbrances"); and

               ii. Actual or constructive physical possession of all of the Purchased Assets, as detailed on Schedule 1.2.

         B. CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

            a. The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects at Closing.

            b. No Proceeding by any Governmental Authority or other person shall have been instituted or threatened against Buyer which seeks to enjoin, restrain or prohibit, or which questions the validity or legality of, the transactions contemplated hereby or which otherwise seeks to affect or could reasonably be expected to affect the transactions contemplated hereby.

            c. Buyer shall have performed in all material respects its obligations described in this Agreement.

            d. Seller shall have received from Buyer all of the following:

               i. The payment of the Purchase Price then due as provided in
Section 1.2.

     2.2 DELIVERY OF INSTRUMENTS. The documents, instruments and other materials to be executed and delivered at or prior to the Closing on the Closing Date are listed below:

         A. INSTRUMENTS OF TRANSFER. The Seller shall execute and deliver to the Buyer such bills of sale, assignments, endorsements, and other instruments and documents reasonably satisfactory in form and substance to the Buyer and its counsel as they may reasonably deem to be necessary or appropriate to vest in the Buyer on the Closing Date good and marketable title to the Purchased Assets free and clear of any and all adverse claims, mortgages, pledges, liens, charges, security interests or other rights, interests or encumbrances, and a receipt for the price of other assets being acquired hereunder, title to which shall transfer upon delivery of such assets.

         B. INTELLECTUAL PROPERTY REPRESENTATIONS. Seller shall deliver to Buyer such electronic and paper copies and representations of the Intellectual Property as may in the Buyer's judgment be necessary to convey the Intellectual Property to the Buyer.

         C. PURCHASE PRICE. Buyer shall deliver to the Seller the Purchase
Price.

         D. RELATED AGREEMENTS AND CONSENTS. The Buyer and the Seller shall execute and deliver any other agreements, consents or other documents reasonably necessary to effectuate consummation of the transactions contemplated herein including but not limited to a certificate of the Seller that all of the representations, warranties and covenants set forth in this Agreement are true and correct.

     2.3 PAYMENT OF TAXES AND OTHER CHARGES. The Seller shall be responsible for any tax arising out of or in any way related to the transfer by the Seller of the Purchased Assets pursuant hereto. The Seller shall be responsible for any income taxes or gains taxes arising out of or in any way related to the transfer by the Seller of the Purchased Assets pursuant hereto.

     2.4 NOTICES OF SALE. The Seller shall execute and deliver, or shall cause to be executed and delivered, on a timely basis to all appropriate United States federal, state, local and foreign governments or governmental entities, with a copy to the Buyer, all notices, assignments or transfers of rights, reports, and other authorizations or documentation as may be necessary to assure the continued effectiveness, and transfer to the Buyer, of all existing permits, approvals, licenses, and authorizations in effect with respect to the Purchased Assets in compliance with applicable law and regulations, to the extent such are assignable or transferable.

     2.5 CONDITIONS PRECEDENT TO CLOSING note: combine with 2.1 where not duplicative - delete any duplicative sections

         A. CONDITIONS TO OBLIGATIONS OF BUYER: Buyer shall not be obligated to consummate the Closing and the transactions contemplated hereby and may terminate this Agreement without any liability unless (i) the Seller shall have performed and complied in all respects with all agreements and covenants required by this Agreement to be performed by the Seller at or prior to the Closing Date, (ii) Seller shall have delivered all items specified in Section
2.2 above, (iii) any and all necessary consents, authorizations, orders or approvals described in Subsection 3.1(g) below shall have been obtained, except as the same shall have been waived by the Buyer, (iv) on the Closing Date, there shall be no effective injunction, writ or preliminary restraining order or any order of any kind whatsoever with respect to the Seller issued by a court or governmental agency (or other governmental or regulatory authority) of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated hereby or making consummation thereof unduly burdensome to the Seller, (v) on the Closing Date and immediately prior to consummation of the transactions contemplated by this Agreement, no proceeding or lawsuit shall have been commenced, be pending or have been threatened by any governmental or regulatory agency or authority or any other person with respect to the transactions contemplated by this Agreement, and (vi) on the Closing Date, no material adverse change in Purchased Assets, and no event which would materially and adversely affect the Purchased Assets, shall have occurred.

         B. CONDITIONS TO OBLIGATIONS OF SELLER. Seller shall not be obligated to consummate the Closing and the transactions contemplated hereby and may terminate this Agreement without any liability unless (i) the Buyer shall have performed and complied in all respects with all agreements and covenants required by this Agreement to be performed by Buyer at or prior to the Closing Date, (ii) on the Closing Date, there shall be no effective injunction, writ or preliminary restraining order or any order of any kind whatsoever with respect to the Buyer issued by a court or governmental agency (or other governmental or regulatory authority) of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated hereby or making consummation thereof unduly burdensome to the Buyer, and
(iii) on the Closing Date and immediately prior to consummation of the transactions contemplated by this Agreement, no proceeding or lawsuit shall have been commenced, be pending or have been threatened by any governmental or regulatory agency or authority or any other person with respect to the transactions contemplated by this Agreement.

ARTICLE III: WARRANTIES AND REPRESENTATIONS OF SELLER

All representations and warranties refer to both BMZ and Pereira individually and collectively; except that any representations which by their context apply to corporate entities only, shall only apply to BMZ.

     3.1 Corporate Matters; No Conflict, etc. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the

State of Florida and has the authority and power, corporate and otherwise, to own or lease its properties and to carry on the Business in the places and in the manner presently conducted. Seller has the corporate power and authority to enter into this Agreement and the agreements and documents to be executed and delivered pursuant to this Agreement (the "Ancillary Agreements") by Seller and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the Ancillary Documents to be executed by Seller and the consummation of the transactions contemplated hereby have been approved by all necessary corporate action, including by any such action the Board of Directors of Seller. This Agreement and the Ancillary Documents to be executed by Seller constitute, or, in the case of such Ancillary Documents, upon their execution and delivery by Seller, will constitute, valid and legally binding obligations of Seller, enforceable against it in accordance with their respective terms except as such enforceability may be limited by bankruptcy and other Laws generally affecting the rights of creditors and general principles of equity. The execution, delivery and performance of this Agreement and such Ancillary Documents to be executed by Seller and the consummation of the transactions contemplated hereby by such party: (i) does not and will not violate, conflict with, or result in the breach of, or default under, any term, condition or provision of, give rise to any right to terminate, cancel, modify, accelerate or otherwise change the existing rights or obligations of such party with respect to, (A) any domestic or foreign Federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, policy, guideline or other requirement of or by any Governmental Authority, each as amended through the date hereof (collectively, "Laws") which is applicable to such party, the Business and/or the Subject Assets, (B) any judgment, order, writ, injunction, decree, directive or award of any arbitrator or Governmental Authority (collectively, an "Order") which is applicable to such party, the Business and/or the Subject Assets, (C) the charter documents of Seller or any securities issued by Seller, or (D) any authorization, approval, consent, qualification, permit or license (collectively, an "Authorization") of any Governmental Authority, or any agreement, or other instrument, document or understanding, oral or written, to which such party is a party, by which Seller may have rights or by which any of the Subject Assets may be bound or affected; or (ii) result in the creation or imposition of any Encumbrance on the Subject Assets. No Authorization or other action of, or registration, declaration, recording or filing with, any Governmental Authority or other person is required in connection with the execution and delivery of this Agreement and/or any Ancillary Document to be executed and delivered pursuant hereto by Buyer and/or the consummation by Buyer of the transactions consummated hereby.

     3.2 Title to the Subject Assets. Seller has good and marketable title to all of the assets constituting the Subject Assets, free and clear of all Encumbrances.

     3.3 Brokers; Agents. Seller has not dealt with any agent, finder, broker or other representative in any manner which could result in Buyer being liable for any fee or commission in the nature of a finder's or originator's fee in connection with the subject matter of this Agreement.

     3.4 Warranties True and Correct. No representation or warranty by Seller contained in this Agreement or in any writing to be furnished pursuant hereto contains or will contain any untrue statement of fact or omits or will omit to state any material fact required to make the statements herein or therein complete and not misleading.

     3.5 ADDITIONAL SELLER'S REPRESENTATIONS AND WARRANTIES

         A. AUTHORIZATION. The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by Seller, and Seller has taken all necessary corporate action and has all the necessary corporate power to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the officers of Seller on its behalf and, assuming that this Agreement is the valid and binding obligation of the Buyer, is the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, or by legal or equitable principles, relating to or limiting creditors' rights generally and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         B. TITLE. The Seller owns, or will own at the date of Closing, good, marketable and insurable title to all of the Purchased Assets. Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire good marketable title to the Purchased Assets free and clear of all adverse claims, liens, mortgages, charges, security interests, encumbrances and other restrictions or limitations of any kind whatsoever. The Seller has not made any commitments or received any notice, oral or written, from any public authority or other entity with respect to the taking or use of any of the Purchased Assets, whether temporarily or permanently, for any purpose whatsoever, nor is there any proceeding pending or threatened to the best knowledge of Seller which could adversely affect the Purchased Assets.

         C. CONDITION OF PURCHASED ASSETS. All documents and agreements pursuant to which the Seller has obtained the right to use any Purchased Assets and all of the documents, instruments and other materials delivered or executed pursuant to Section 2.2 of this Agreement, are valid and enforceable in all respects against the parties thereto in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, or by legal or equitable principles, relating to or limiting creditors' rights generally and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. All licenses, permits and authorizations related to the location or operation of the Purchased Assets are in good standing and are valid and enforceable in all respects against the Seller in accordance with their respective terms. There is not, under any of the foregoing instruments, documents or agreements, any existing default, nor is there any event which, with notice or lapse of time or both, would constitute a default arising through the Seller or, to the best knowledge of Seller, arising through any third party which could: (i) have a material adverse effect on the Purchased Assets; or (ii) materially adversely affect the Seller's title to the Purchased Assets. Seller is not in violation of and Seller has complied with all applicable zoning, building or other codes, statutes, treaties, regulations, ordinances, notices and orders of any governmental authority with respect to the occupancy, use, maintenance, condition, operation and improvement of the Purchased Assets, except where the failure to comply would not have a material adverse effect on the Purchased Assets. The Seller possesses all licenses, certificates, permits and authorizations required to be obtained by the Seller with respect to the Seller's operation and maintenance of the Purchased Assets for all uses for which such Purchased Assets are operated or used by the Seller as of the date hereof, except where the failure to do so would not have a material adverse effect on the Purchased Assets. All of the Purchased Assets (whether owned or leased by the Seller) are in good operating condition and repair, subject to normal wear and use, and each such item is usable in a manner consistent with current use by the Seller and in compliance with Seller's specifications for such assets.

         D. INTELLECTUAL PROPERTY. Schedule 1.1 hereto sets forth a true, correct and complete list of the Seller's Intellectual Property, including an identification of the holder of each item listed and the jurisdiction in which each is registered or applications for registration are pending. The Seller owns (or is an authorized user of) all Intellectual Property, and all copyrights relating to the Purchased Assets. Seller has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses and that constitute part of the Purchased Assets, consistent with sound business practice. To the best knowledge of Seller, Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and Seller has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation or violation except as disclosed on Schedule 1.1. To the best knowledge of Seller, no third party is currently interfering with, infringing upon, misappropriating, or otherwise coming into conflict with any Intellectual Property rights of Seller, except as set forth on Schedule 1.1. Schedule 1.1 sets forth a true and correct status of (i) Seller's patent, service mark, copyright, and trademark registrations, and to the best of Seller's knowledge, there is no pending challenge to any such application, (ii) all licenses, sublicenses and other agreements as to which Seller is a party and pursuant to which Seller or any other person is authorized to use any Intellectual Property, and (iii) all licenses under which Seller is or may be obligated to make royalty or other payments. Copies of all licenses, sublicenses and other agreements identified pursuant to clauses (ii) and (iii) above have been delivered by Seller to Buyer. Seller is not in violation in any material respect of any license, sublicense or agreement described in Schedule 1.1.
As a result of the execution of this Agreement or the performance of the Seller's obligations hereunder, neither the Seller nor the Buyer will be in violation of any license, sublicense or agreement described in such schedule. All source code included within the Intellectual Property constitutes a trade secret of Seller and is not part of the public knowledge or literature, and Seller has taken reasonable action to protect such source code as a trade secret. In addition, Seller has taken reasonable steps (including without limitation entering into confidentiality agreements with all officers and employees of and consultants involved in the Seller's business) to maintain the secrecy and confidentiality of and its proprietary rights in, all Intellectual Property.

         E. NON-CONTRAVENTION, CONSENTS. Neither the execution and delivery of this Agreement by the Seller, nor consummation of the transactions contemplated hereby, does or will: (i) violate or conflict with any provision of the Articles of Incorporation or By-Laws of the Seller; (ii) violate or, with the passage of time, result in the violation of any provision of, or result in the acceleration of or entitle any party to accelerate any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the Purchased Assets, pursuant to any provision of any mortgage, lien, lease, agreement, permit, indenture, license, certificate, instrument, law, order, arbitration award, judgment or decree to which the Seller is a party or by which it or any of the Purchased Assets are bound; (iii) violate or conflict with any other restriction of any kind whatsoever to which the Seller is subject, or by which any of the Purchased Assets may be bound; or (iv) constitute an event permitting termination by a third party of any agreement to which the Seller is a party or the Purchased Assets are subject. Except as set forth on Schedule 3.1(e) hereto, no consent, authorization, order or approval of, or filing or registration with, any governmental commission, board, agency, bureau or other regulatory body is required by the Seller in connection with the execution, delivery and performance of the terms of this Agreement and consummation of the transactions contemplated hereby.

         F. LITIGATION. There is no action, suit, proceeding or investigation pending against or related to the Seller, nor to the best knowledge of the Seller, threatened, which would restrict the Seller's ability to perform its obligations hereunder or would have a material adverse effect on the Purchased Assets. To the best knowledge of the Seller, there are no grounds for or facts, events or circumstances which could form the basis of any such action that could cause or result in any such action, suit, proceeding or investigation or which is probable of assertion. The Seller is not in default in respect of any judgment, order, writ, injunction or decree of any court or any federal, state, local or other governmental agency, authority, body, board, bureau, commission, department or instrumentality which could have a material adverse effect on the Purchased Assets.

         G. PERMITS. The Seller holds all Permits required for the operation of the Purchased Assets, except where the failure to do so would not have a material adverse effect on the Purchased Assets. All Permits are in full force and effect and no suspension, termination or revocation of any of the foregoing is threatened. None of such Permits will be adversely affected by consummation of the transactions contemplated by this Agreement. To the best knowledge of the Seller, the Seller has complied with the rules and regulations of all governmental or other regulatory agencies, authorities, bodies, boards, bureaus, commissions, departments or instrumentalities which regulate, supervise or are in any manner concerned with import and export licenses, occupational safety, environmental protection and employment practices. The Seller has no knowledge of nor have they received any notice of violation of any of such rules or regulations which would result in any liability of the Seller for penalties or damages or which would subject the Seller to any injunction or governmental writ, order or decree.

         H. WARRANTIES. Except as required by federal or state law or as otherwise disclosed on Schedule 3.1(h) hereto, the Seller has not made, extended or otherwise represented that it would provide any express warranty with respect to the Intellectual Property or any services sold, distributed or leased to its clients or customers.

         I. ACCURACY OF INFORMATION FURNISHED. No statement, representation, warranty or covenant set forth in this Agreement, in the exhibits or the schedules hereto, or in any certificate or other instrument or document required to be delivered by or on behalf of the Seller pursuant hereto or in connection with the consummation of the transactions contemplated hereby, contained, contains or will contain any untrue statement of a material fact, or omits, omitted or will omit to state any material fact which is necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

         J. INVESTMENT INTENT. Except for the contemplated distribution of the Stock Payment shares to its stockholders in connection with its liquidation, Seller is acquiring the Stock Payment shares solely for its own account, as principal, for investment purposes and not with a view to, or for resale in connection with, any distribution or underwriting of the Stock Payment shares.

         K. NO SECURITIES ACT REGISTRATION. Except as set forth in Section
4.2 hereof, Seller understands that the shares of Buyer's stock issued as the Stock Payment have not been and will not be registered under either the Securities Act of 1933, as amended (the "Securities Act"), or any state securities law, that Seller (or stockholders of Seller to whom Seller may transfer the Stock Payment shares) must hold the Stock Payment shares indefinitely unless the Stock Payment shares are subsequently registered under those laws or transferred in reliance on an opinion of counsel that registration under those laws is not required, and that the certificates representing the Stock Payment shares will bear a legend to the foregoing effect. The parties agree that neither the foregoing restrictions nor this Agreement prohibits Seller from transferring the Stock Payment shares to a stockholder of Seller provided such stockholder executes an investment representation letter in form satisfactory to the Buyer and its counsel and to assure the availability (or continued availability) of an exemption under the Securities Act, in connection with the issuance of such shares.

         L. ABILITY TO EVALUATE AND BEAR RISK. Seller is fully able (1) to evaluate the information provided by the Buyer relevant to the merits, risks, and other factors bearing on the suitability of the Stock Payment shares as an investment, and (2) to bear the economic risk of its proposed investment in the Stock Payment shares without reselling the Stock Payment shares. The Seller has reviewed all information relating to the Buyer that has been filed with the Securities and Exchange Commission ("SEC"). The Seller has had the opportunity to discuss Buyer's business, management and affairs financial and other) with the directors, officers and management of Buyer and has had the opportunity to review Buyer's operations and facilities. The Seller has also had the opportunity to ask questions of and receive answers from the Buyer and its management regarding the terms and conditions of its investment.

         M. RESTRICTIVE LEGEND. Buyer shall cause each certificate representing the Stock Payment shares held by Seller to be inscribed with the following legend:

            THE SHARES OF COMMON STOCK OF ENERGY & ENGINE TECHNOLOGY CORPORATION, REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS; NOR HAVE THEY BEEN PASSED UPON BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE REGULATORY AUTHORITY. THE SHARES CANNOT BE SOLD, TRANSFERRED, ASSIGNED, OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

         N. SELLER CAN PROTECT ITS INTEREST. The Seller represents that by reason of its, or of its management's, business or financial experience, the Seller has the capacity to protect its own interests in connection with the transactions contemplated hereby.

     3.6 ADDITIONAL COVENANTS AND AGREEMENTS OF SELLER

         A. ACCESS TO ADDITIONAL AGREEMENTS AND INFORMATION. Prior to the Closing Date, the Seller shall make available to the Buyer any and all, licenses, permits, agreements, contracts, documents, certificates and other instruments material to the Purchased Assets.

         B. NON-COMPETITION AND NON-SOLICITATION. During the period commencing on the Closing Date and for two (2) years thereafter (the "Non-Compete Period"):

            a. The Seller shall not, within any jurisdiction in which the Buyer or any affiliate, subsidiary or division of the Buyer is duly qualified to do business, or in any area in which it is selling or providing its products or services or marketing its products or services, or within a one hundred (100) mile radius of any such area, directly or indirectly, engage in activities or solicit any business in the field of which is competitive with the Buyer (unless the board of directors of the Buyer shall have authorized such activity and the Buyer shall have consented thereto in writing), either as an individual on his own account, as an investor (except for investments of less than 5% of the securities of a corporation subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended), or as an officer, director, partner, joint venturer, consultant, employee, agent or salesman for any other person, entity, corporation or otherwise.

            b. The Seller will not (A) induce any employee or independent contractor of the Buyer to leave the Buyer's employ or service or hire any such employee or independent contractor (unless the board of directors of the Buyer shall have authorized such employment and the Buyer shall have consented thereto in writing), or (B) contact, service or solicit any clients, customers or accounts of the Buyer, either as an individual on his own account, as an investor, or as an officer, director, partner, joint venturer, consultant, employee, agent or salesman for any other person, or entity, corporation or otherwise.

         C. CONFIDENTIAL INFORMATION. The parties hereto recognize that a major need of the Buyer is to preserve its specialized knowledge, trade secrets, customer lists and confidential information concerning the industry. The strength and goodwill of the Buyer is derived from the specialized knowledge, trade secrets, and confidential information generated from experience with the activities undertaken by the Buyer and its subsidiaries. The disclosure of this information and knowledge to competitors would be beneficial to them and detrimental to the Buyer, as would the disclosure of information about the products, methods, marketing practices, pricing practices, costs, profit margins, design specifications, analytical techniques, technical information, client contracts, inventory sources, customer information, employee information, and other similar items of the Buyer and its subsidiaries. The Seller has or will have access to, and has obtained or will obtain, specialized knowledge, trade secrets and confidential information about the Buyer's operations and the operations of its subsidiaries, affiliates, and/or divisions. The term "confidential" or "proprietary information" shall not include information which is i) already known from sources not subject to any confidential obligations; ii) is or becomes generally available to the public other than as a result of a disclosure by the Buyer; or iii) required to be disclosed by law, regulatory or judicial process. Therefore, the Seller hereby agrees as follows, recognizing that the Buyer is relying on these agreements in entering into this Agreement:

            During the Non-Compete Period, the Seller will keep secret and retain in strict confidence, and will not use, disclose to others, or publish any inventions or any confidential business information about the affairs of the Buyer, including but not limited to confidential information concerning the Buyer's products, methods, marketing practices, pricing practices, costs, profit margins, design specifications, analytical techniques, technical information, client contracts, inventory sources, customer information, employee information, and other similar items of confidential information.

         D. REFERRALS. Commencing on the Closing Date and thereafter, the Seller agrees that he shall refer all customer inquiries relating to the Purchased Assets to the Buyer as soon as possible after receiving such inquiries.

ARTICLE IV: WARRANTIES AND REPRESENTATIONS OF BUYER

     4.1 Corporate Matters; No Conflict. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada and has the authority and power, corporate and otherwise, to carry on all business activities currently conducted by it. Buyer has the corporate power and authority to enter into this Agreement and the Ancillary Agreements to be executed and delivered by it and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer have been approved by all necessary corporate action. This Agreement and the Ancillary Documents to be executed and delivered by Buyer constitute, or in the case of the Ancillary Documents, upon their execution and delivery by Buyer, will constitute, valid and legally binding obligations of Buyer, enforceable against it in accordance with their respective terms except as such enforceability may be limited by bankruptcy and other Laws generally affecting the rights of creditors and general principles of equity. The execution, delivery and performance of this Agreement and the Ancillary Agreements to be executed and delivered by Buyer, the consummation of the transactions contemplated hereby, and the compliance herewith, by Buyer: (i) does not, and will not violate, conflict with or result in the breach of, or default under, any term, condition or provision of, give rise to any right to terminate, cancel, modify, accelerate or otherwise change the existing rights or obligations of such party with respect to, (a) any Law which is applicable to Buyer, (b) Order which is applicable to Buyer, (c) the charter documents of Buyer or any securities issued by Buyer, or (d) any Authorization of any Governmental Authority, or any agreement, or other instrument, document or understanding, oral or written, to which Buyer is a party. No Authorization or other action of, or registration, declaration, recording or filing with, any Governmental Authority or other person is required in connection with the execution and delivery of this Agreement and/or any Ancillary Document to be executed and delivered pursuant hereto by Buyer and/or the consummation by Buyer of the transactions contemplated hereby.

     4.2 Brokers, Agents. Buyer has not dealt with any agent, finder, broker or other representative in any manner which could result in Seller being liable for any fee or commission in the nature of a finder's or originator's fee in connection with the subject matter of this Agreement.

     4.3 Warranties True and Correct. No warranty or representation by Buyer contained in this Agreement or in any writing to be furnished pursuant hereto contains or will contain any untrue statement of fact or omits or will omit to state any material fact required to make the statements therein contained not misleading.

     4.4 ADDITIONAL BUYER'S REPRESENTATIONS AND WARRANTIES

         A. AUTHORIZATION. The Buyer has taken all necessary corporate action and has all the necessary corporate power to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the officers of the Buyer on its behalf, and assuming that this Agreement is the valid and binding obligation of the Seller, is the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, or by legal or equitable principles, relating to or limiting creditors' rights generally and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         B. ORGANIZATION. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Buyer has the corporate power and authority to own and lease its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business as a foreign corporation in each jurisdiction where it owns or leases real property or conducts business, except where the failure to be so qualified would not have a material adverse effect on the business, operations, earnings, assets or condition (financial or otherwise) of the Buyer.

         C. NON-CONTRAVENTION, CONSENTS. Neither the execution and delivery of this Agreement by the Buyer, nor the consummation of the transactions contemplated hereby, does or will: (i) violate or conflict with any provision of the certificate of incorporation or bylaws of the Buyer; or (ii) violate or conflict with any other restriction to which the Buyer is subject or by which any of its property or assets may be bound, the effect of any of which violation or conflict would result in a material adverse impact on the Buyer or the Buyer's business. No consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body is required in connection with the execution, delivery and performance of the terms of this Agreement by the Buyer and consummation by the Buyer of any of the transactions contemplated hereby.

         D. STOCK PAYMENT SHARES. The Stock Payment shares will, when issued and delivered pursuant to this Agreement, be validly issued, fully paid and nonassessable. The Seller understands that the Stock Payment Shares will be issued in reliance upon an exemption from the registration provision of the Securities Act of 1933 and applicable state securities laws. The Buyer's common stock is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, and is quoted on The NASDAQ Stock Market, Inc.'s OTC Bulletin Board.

         E. LITIGATION. There is no action, suit, proceeding or invest-igation pending against or related to the Buyer, to the best of the Buyer's knowledge, nor has the Buyer been threatened with any such action, suit, proceeding or investigation, which would restrict the Buyer's ability to perform its obligations hereunder or which would have a material adverse effect on the business, assets, operations, earnings, or condition (financial or otherwise) of the Buyer. To the best knowledge of the Buyer, there are no grounds for or facts, events or circumstances which would form the basis of any such action that would cause or result in any such action, suit, proceeding or investigation or which is probable of assertion. The Buyer is not in default in respect of any judgment, order, writ, injunction or decree of any court or any federal, state, local or other governmental agency, authority, body, board, bureau, commission, department or instrumentality which could have a material adverse effect on the business, assets, operations, earnings, or condition (financial or otherwise) of the Buyer.

         F. ACCURACY OF INFORMATION FURNISHED; SUBSEQUENT EVENTS. No statement by the Buyer set forth herein or in the exhibits or the schedules hereto, and no statement set forth in any certificate or other instrument or document required to be delivered by or on behalf of the Buyer pursuant hereto or in connection with consummation of the transactions contemplated hereby, contained, contains or will contain any untrue statement of a material fact, or omitted, omits or will omit to state any material fact which is necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V: ADDITIONAL COVENANTS

     5.1 PUBLICITY. Neither party (nor any agent or representative of any party) shall make any public statements, including any press releases with respect to this Agreement and/or the transactions contemplated hereby or any of the terms thereof without the express prior written consent of the other party, which consent shall not be unreasonably withheld (it being understood that in no event shall any statement by Seller or Buyer with respect to this Agreement and/or the transactions contemplated hereby or any of the terms thereof that is consistent with the communication plan agreed upon by the parties and made after the Closing to customers or vendors of the Business constitute a public statement restricted hereby).

     5.2 COOPERATION. Seller shall cooperate with Buyer and use its best efforts to cause respective officers, employees, agents, accountants and representatives, if any, of Seller to cooperate with Buyer after the Closing to facilitate the orderly transition of the Subject Assets to Buyer and to minimize any disruption to the Business which might result from the transactions contemplated hereby.

     5.3 EXECUTION OF ADDITIONAL DOCUMENTS. From time to time, as and when requested by Buyer, Seller shall execute and deliver, or cause to be executed and delivered, all such documents and instruments of conveyance and shall take, or cause to be taken, all such further or other actions as are necessary to consummate the transactions contemplated by this Agreement and to convey, assign, transfer and deliver to Buyer any of the properties or assets intended to be conveyed, assigned, transferred and delivered pursuant to this Agreement.

     5.4 RECORDS. For the five (5) year period commencing on the Closing Date, upon reasonable notice, Buyer and Seller agree to furnish or cause to be furnished, during normal business hours, to each other and their respective representatives, employees, counsel and accountants access to such information and assistance relating to the Business as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any returns, reports or forms, or the defense of any tax claim or assessment, relating to the Business; provided, however, that such access does not unreasonably disrupt the normal operations of Buyer or Seller.

ARTICLE VI: INDEMNIFICATION

     6.1 INDEMNIFICATION OF BUYER. Seller agrees to indemnify Buyer and its Affiliates and their respective members, managers, shareholders, directors, officers, employees and agents (collectively, the "Buyer Indemnified Parties") against, and to hold each such person harmless from, any and all damages, losses, deficiencies, actions, demands, judgments, diminution in value, costs and expenses (including reasonable attorneys' and accountants' fees) (collectively, "Losses") of or against such person resulting from (i) any misrepresentation or breach of warranty on the part of Seller in this Agreement or in any Ancillary Agreement; (ii) any breach or non-fulfillment of any agreement or covenant contained herein or in any Ancillary Agreement on the part of Seller; (iii) any failure of Seller to pay and/or perform any liabilities or obligations of Seller or the Business (including any such liability arising by operation of law), including, but not limited to, warranty claims on all products sold; and/or (iv) any claims and liabilities to the extent related to both (A) Seller's operation of the Business and (B) periods or occurrences prior to the Closing. For purposes hereof, "Affiliate" shall mean, as to any person, any other person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

     6.2 INDEMNIFICATION OF SELLER. Buyer agrees to indemnify Seller and its Affiliates and their respective shareholders, directors, officers, employees and agents (collectively, the "Seller Indemnified Parties") against, and to hold each such person harmless from, any and all Losses of or against such person resulting from (i) any misrepresentation or breach of warranty on the part of Buyer in this Agreement or in any Ancillary Agreement; (ii) any breach or non-fulfillment of any agreement or covenant contained herein or in any Ancillary Agreement on the part of Buyer; and/or (iii) any claims and liabilities to the extent related to both (A) Buyer's operation of the Business and (B) periods or occurrences after the Closing.

     6.3 PROCEDURE RELATIVE TO INDEMNIFICATION. The following procedure shall govern indemnification:

         A. If either party hereto shall claim that it is entitled to be indemnified pursuant to the terms of this Article Six, it (the "Claiming Party") shall so notify Seller in the case of a claim for indemnification hereunder (a "Claim") by any Claiming Party who or which is a Buyer Indemnified Party or Buyer in the case of a Claim by a Claiming Party who or which is a Seller Indemnified Party (the "Indemnifying Party") in writing of such claim promptly within ninety (90) days after receipt of a notice of such claim or notice of any claim of a third party that may reasonably be expected to result in a claim by the Claiming Party against the Indemnifying Party except that notice shall be given to the Indemnifying Party within such earlier period of time as may be reasonably necessary to allow the Indemnifying Party to respond to any pleading or other document for which a timely response is required; provided, however, that failure to timely give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Such notice shall specify the breach of representation, warranty or agreement claimed by the Claiming Party and the Losses incurred by, or imposed upon, the Claiming Party on account thereof. If such Losses are liquidated in amount, the notice shall so state and such amount shall be deemed the amount of the Claim of the Claiming Party. If such Losses are not liquidated in amount, the notice shall so state and, in such event, a Claim shall be deemed asserted against the Indemnifying Party by the Claiming Party, but no payment shall be made on account thereof until the amount of such Claim is liquidated and the Claim is finally determined. In the case of a Claim other than one which is based upon a Proceeding by any third party, including any Proceeding by any Governmental Authority (a "Third Party Claim"), if the Indemnifying Party agrees with such Claim for indemnification, it shall remit payment for the amount of such Claim promptly after receipt from the Claiming Party of the notice and invoice therefor. In the event of a dispute, the Claiming Party and the Indemnifying Party shall proceed in good faith and attempt to negotiate a resolution of such dispute, and if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

         B. The following provisions shall apply to any Claim of the Claiming Party which is based upon a Third Party Claim:

            a. The Indemnifying Party shall, upon receipt of such written notice and at its expense, defend such Third Party Claim in its own name or, if necessary, in the name of the Claiming Party. The Claiming Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested of it, and the Claiming Party shall have the right, at its expense, to participate in such defense. The Indemnifying Party shall have the right to settle and compromise such Third Party Claim only with the consent of the Claiming Party, which consent shall not be unreasonably withheld; provided, however, that, in making its determination as to whether to grant such consent, the Claiming Party shall be entitled to consider the impact of the proposed settlement upon its reputation and/or the goodwill of the businesses which it conducts.

            b. If the Indemnifying Party shall notify the Claiming Party that it disputes any Claim made by the Claiming Party with respect to, and/or it shall refuse or choose not to conduct a defense against, such Third Party Claim, then the Claiming Party shall have the right to conduct a defense against such Third Party Claim and shall have the right to settle and compromise such Third Party Claim without the consent of the Indemnifying Party. Once the amount of such Claim is liquidated and the Claim is finally determined, the Claiming Party shall be entitled to pursue each and every remedy available to it at law or in equity to enforce the indemnification provisions of this Article Six and, if it is determined, or the Indemnifying Party agrees, that it is obligated to indemnify the Claiming Party for such Claim, the Indemnifying Party agrees to pay all costs, expenses and fees, including all reasonable attorneys' fees, which may be incurred by the Claiming Party in attempting to enforce indemnification under this Article Six, whether the same shall be enforced by suit or otherwise.

ARTICLE VII: MISCELLANEOUS

     7.1 EXPENSES. The parties hereto shall pay their own expenses, including accountants' and attorneys' fees, incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. Buyer shall be liable for and shall pay and discharge when due any sales or transfer taxes incurred in connection with the purchase and sale of the Subject Assets pursuant to this Agreement.

     7.2 HEADINGS; USE OF CERTAIN WORDS. The headings in this Agreement are for purposes of convenience and ease of reference only and shall not be construed to limit or otherwise affect the meaning of any part of this Agreement. Unless the context clearly otherwise requires, as used herein, the term "Agreement" shall mean this Agreement, including the Exhibits attached hereto. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and, except as expressly provided otherwise herein, references herein to Articles or Sections or Schedules or Exhibits shall mean the Articles and Paragraphs hereof and the Schedules and Exhibits attached hereto. The use of the neuter pronoun "it" shall also refer as appropriate to the masculine and/or feminine gender, and vice versa. The use of the singular herein shall, where appropriate, be deemed to include the plural and vice versa. As used herein, the word "person" refers to any individual, corporation limited liability company, partnership, trust, Governmental Authority or other organization or entity. As used herein, the term "including" shall mean "including, without limitation". For those warranties and representations set forth in Article Three which are subject to the qualification "to the Knowledge of Seller" or similar language, Seller shall be deemed to have knowledge of a matter if any executive officer has knowledge of the matter. For those warranties and representations set forth in Article Four which are subject to the qualification "to the Knowledge of Buyer" or similar language, Buyer shall be deemed to have knowledge of a matter if any executive officer has knowledge of the matter.

     7.3 NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered to be given and received in all respects when personally delivered, when sent by facsimile transmission actually received by the receiving equipment, when sent by reputable express or courier delivery service, delivery charges prepaid, or three (3) days after deposited in the United States mail, certified mail, postage prepaid, return receipt requested, addressed as follows, or to such other address as shall be designated by the addressee by notice duly given in accordance herewith:


      IF TO BUYER:            Willard G. McAndrew, III
                              President and Chief Executive Officer
                              Energy & Engine Technology Corporation
                              5308 West Plano Parkway
                              Plano, TX 75093
                              Phone: (972) 732-6360
                              Fax: (972) 732-6440

      WITH A COPY TO:         Jolie G. Kahn
                              General Counsel
                              Energy & Engine Technology Corporation
                              5308 West Plano Parkway
                              Plano, TX 75093
                              Phone: (972) 732-6360
                              Fax: (972) 732-6440





                                  18

      IF TO SELLER:           Freddy Pereira
                              President
                              BMZ Generators & Welders, Inc.
                              412 North Federal Highway
                              Pompano Beach, FL 33062
                              Phone: (954) 786-8233
                              Fax: (954) 786-8235


     7.4 ASSIGNMENT. This Agreement and the rights hereunder shall not be assignable or transferable by Buyer or Seller without the prior written consent of the other party hereto.

     7.5 BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, beneficiaries, successors and permitted assigns. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person other than the parties hereto and their permitted successors or assigns any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

     7.6 ENTIRE AGREEMENT; AMENDMENT OR WAIVER; CUMULATIVE REMEDIES. This Agreement, the Schedules and Exhibits attached hereto and the agreements executed and delivered in connection herewith constitute the entire agreement between the parties hereto relating to the subject matter hereof, and all prior agreements, correspondence, discussions, negotiations, agreements and understandings of the parties (whether oral or written) are merged herein and superseded hereby. No amendment, modification or waiver hereto or hereunder shall be valid unless in writing signed by an authorized signatory of each party to be affected thereby against whom enforcement thereof is being sought. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of, or failure to comply with, this Agreement shall be held to be a waiver of any other or subsequent breach or failure to comply. All rights and remedies under this Agreement are cumulative to all other rights and remedies that may be available to each party, including all rights and remedies, whether in tort or otherwise, whatsoever at law or in equity with respect hereto, which each party hereby expressly reserves.

     7.7 SEVERABILITY. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provision deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.

     7.8 APPLICABLE LAW; JURISDICTION. This Agreement in all respects, including as to its validity, interpretation, enforcement and effect, shall be governed by the internal Laws of the State of Texas without regard to the Laws which otherwise would govern under principles of conflicts of laws thereof. The parties agree to consent to the jurisdiction of any state and/or federal court of competent jurisdiction located in Collin County, TX for the resolution of any disputes between them.

     7.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered but one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month and year first above written.

Signed in the Presence of:


                                          SELLER:

/s/ Jolie G. Kahn                         /s/ Fernando Pereira
-----------------------------------       -----------------------------------
Witness


                                          SELLER

/s/ Jolie G. Kahn                         /s/ Fernando Pereira
-----------------------------------       -----------------------------------
Witness


                                          BUYER:

/s/ Jolie G. Kahn                         /s/ Willard G. McAndrew, III
-----------------------------------       -----------------------------------
Witness


                               SCHEDULE 1.1 - PURCHASED ASSETS
                               -------------------------------

                                    INTELLECTUAL PROPERTY
                                    ---------------------

     (a) All right, title and interest in and to the Technologies, including, but not limited to, all modifications, enhancements, designs, concepts, techniques, methods, ideas, flow charts, coding sheets, notes, source codes, algorithms, and all other information relating thereto ("Intellectual Property");

     (b) All of Seller's right, title and interest in and to the copyrights, copyright registrations, proprietary processes, trade secrets, license right, specifications, technical manuals and data, drawings, inventions, designs, patents, patent applications, trade names, trademarks, service marks, domain names, URLs, product information and data, know-how and development work-in-progress, Intellectual Property and marketing plans or intangible property embodied in or pertaining to the Intellectual Property, whether pending, applied for or issued, whether filed in the United States or in other countries;

     (c) All things authored, discovered, developed, made, perfected, improved, designed, engineered, acquired, produced, conceived or first reduced to practice by Seller or any of its employees or agents that are exclusively used by Seller or any of its employees or agents related to the Intellectual Property or developed by Seller exclusively for use in connection with the Intellectual Property, in any stage of development, including, without limitation, modifications, enhancements, designs, concepts, techniques, methods, ideas, flow charts, coding sheets, notes and all other information relating to the Intellectual Property;

     (d) Any and all design and code documentation, algorithms, methodologies, processes, trade secrets, copyrights, design information, product information, technology, formulae, routines, engineering specifications, technical manuals, and data, drawings, inventions, know-how, techniques, engineering work papers and notes, development work in process, and other proprietary information and materials of any kind used in or derived from the Intellectual Property (collectively with subsections (a), (b) and (c), the "Intellectual Property");

     (e) All books, records, files and papers, whether in hard copy or electronic format, of Seller related to the Intellectual Property, including without limitation engineering information, ledger cards, books of account, customer marketing and advertising information and materials, personnel records, and lists, files, papers, books and records that are necessary or incidental to the ownership, development, sale, distribution or licensing of the Intellectual Property ("Books and Records");

     (f) All franchises, licenses, permits, consents and other certificates of any regulatory, administrative agency or body issued to or held by Seller as more particularly described on Schedule 1.1(f) (the "Permits"); and

     (g) All supplier and subscriber lists, pricing and cost information and business and marketing proposals relating to the ownership, development, or licensing of the Intellectual Property, and all computer software programs relating to the development, production, sale or distribution of the Intellectual Property.

Buyer acknowledges that the Technologies (please change throughout the body of this schedule) consists of technology integrated into products currently being assembled and marketed by Seller, products for which pre-prototype development has occurred, products for which prototypes have been assembled, and products and/or processes which represent ideas with no significant development activity to date.

Buyer and Seller agree to pursue further development of the Technology in a joint effort. Seller shall commit time and talent sufficient to develop the Technology and Buyer commits to funding the development, commercialization and marketing costs associated with each Technology, pursuant to commercially reasonable standards. The order of priority for development will be determined by the parties' mutual agreement. If, after due consideration of a particular technology, its projected development cost and time, and market opportunity, Buyer elects not to fund that particular project, Seller shall have the right to sell or license the Technology to a third party, provided that the terms of such disposition do not require any of Seller's work time, which is to be devoted to his work with Buyer, pursuant to his Employment Agreement with Seller.

Seller and Buyer also acknowledge that certain events which may occur could significantly affect the value of and utilization of the Technology so as to require modification of the Agreement under certain circumstances.

More specifically, the parties acknowledge that much of the Technology has not been reduced to written form and/or requires ongoing development which is fully dependent on the ability of Seller to perform his functions as outlined in the various Agreements governing the instant transaction. Therefore, in the instance that Seller is deceased, disabled or for any other reason ceases to continue his relationship with Buyer, Buyer's right to further payments under the Agreement shall cease and instead shall revert to a royalty of 2% of the invoice price before any taxes, shipping and handling of products sold which derive from the Technology.

If, on the other hand, both of Will McAndrew and Roger Wurtele cease to be employed by Buyer, any Technology, for which Buyer has not begun either research and development or marketing and sales, shall be subject to reversion to Seller at Seller's option. If Buyer files for bankruptcy or is otherwise declared insolvent by a court of competent jurisdiction, Seller's right to any payments under the Agreement shall be deemed a secured claim, and in the event of nonpayment of any amounts due, any Technology for which Buyer has not begun either research and development or marketing and sales, shall revert to Seller.

          OTHER ASSETS (all as to be detained in the Bills of Sale)

     * Trade names, phone numbers, etc.

     * Customer Invoices, warranty records, etc.

     * Vendor records, catalogs, etc.

     * New and used parts, engines and generator inventory

     * Production, warehouse and office furniture, fixtures and equipment

     * Intellectual property prototypes

     * Goodwill

     * Customer lists and contacts and sales leads

     * Vendor distributor agreements

All other books and records, except general ledger accounting and paid invoices and other prior sales transaction records normally associated therewith for Seller business not being purchased by Buyer.

                                   SCHEDULE 1.2

OMITTED
























































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